UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2019

Chicken Soup for the Soul Entertainment, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38125	81- 2560811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 E. Putnam Avenue, Floor 2W, Cos Cob, CT	06807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 861-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Holdco under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CSSE	The Nasdaq Stock Market LLC
9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.0001 par value per share	CSSEP	The Nasdaq Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On and effective June 12, 2019, Mr. Peter Dekom resigned from the board of directors (“Board”) of Chicken Soup for the Soul Entertainment, Inc. (the “Company”) and from each committee on which he served. Mr. Dekom’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices (financial or otherwise).

Also on and effective June 12, 2019, the number of directors on the Board was increased from nine to ten. Cosmo DeNicola and Martin Pompadur were elected to fill the resulting vacancies. Messrs. DeNicola and Pompadur are each deemed to be an independent director under the listing rules of the Nasdaq Global Market. Mr. DeNicola will serve as chairman of the audit committee of the Board. Mr. Pompadur will serve as a member of the nominating and corporate governance committee of the Board. As non-employee directors, each of Messrs. DeNicola and Pompadur will receive a pro-rated annual fee of $50,000, payable 50% in cash and 50% in shares of the Company’s Class A Common Stock, par value $0.0001 per share. In addition, the Company will enter into an indemnification agreement with Messrs. DeNicola and Pompadur, pursuant to which the Company will indemnify and advance expenses to each of them to the fullest extent permitted by applicable law. The foregoing description of the indemnification agreement is qualified by reference to the full text of the Company’s form of director indemnification agreement, which is attached as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Cosmo DeNicola has founded and grown several national companies to market-leading positions. Mr. DeNicola founded the Cosmo DeNicola Companies, a portfolio company that holds a diverse range of businesses in the healthcare, technology, publishing, professional sports, and entertainment industries. In 1981, Mr. DeNicola founded Amtech Software, a provider of software and hardware solutions for the corrugated manufacturing industry. Mr. DeNicola led Amtech through a number of successful acquisitions, including the acquisitions of Amtech competitors Zytek and Hyperware during the early 2000s and the 2018 acquisition of Avista Solutions International, which expanded Amtech Software’s customer base to Latin America. Mr. DeNicola has served as the President of Amtech since its founding in 1981. Mr. DeNicola founded Futura Services Inc., a technology support company, in 1992, and currently serves as its Chief Sales and Marketing Officer. He co-founded enterprise mobility provider of wireless/ RFID technology, InfoLogix Inc. in 2001 and served as its Chief Executive Officer until the 2006 merger of InfoLogix with New Age Translation, Inc. which took Infologix public. In 2011, Mr. DeNicola co-found international SAP services company, LogiStar Solutions, and served as its Chairman until LogiStar was sold to Ernst & Young in the spring of 2014. In 2014, Mr. DeNicola co-founded Pursuit Healthcare Advisors, and served as its Chairman until Pursuit Healthcare Advisors was sold to Atos in 2017. June 2018, Mr. DeNicola was awarded with EY's Philadelphia Region Entrepreneur of the Year. In 2019, Mr. DeNicola was honored by the Fox School of Business as one of 100 world-wide entrepreneurs and visionaries who have helped shape the Fox Business School and the business world. Mr. DeNicola is a 1976 graduate of Temple University.

Martin Pompadur has more than 50 years of experience in the media and entertainment industry. Mr. Pompadur began his career at ABC, Inc. in 1960, holding a variety of positions including General Manager of the Television Network, Vice President of the Broadcast Division, President of the Leisure Activities Group, which included Magazine Publishing, Records, Music Publishing, Motion Picture Theaters, Record and Tape distribution, and Motion Picture Production, and Vice President of ABC, Inc., culminating with his becoming a member of the ABC, Inc. Board of Directors. From 1977 through 1982, Mr. Pompadur served as President of Ziff Corporation, the holding company for Ziff-Davis Publishing Company and Ziff-Davis Broadcasting Company. Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee in 1998. From January 2000 until November 2008, Mr. Pompadur served as Chairman of News Corp Europe. He served as Global Vice Chairman, Media and Entertainment at Macquarie Capital from 2009 to 2016. Mr. Pompadur has served as a director of Nexstar Media Group (Nasdaq: NXST) since November 2003. and as a director of RP Coffee Ventures. Previously, Mr. Pompadur served on the boards of IMAX Corporation, ABC, Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited, Linkshare Corporation and Truli Media Group. Mr. Pompadur graduated from Williams College in 1955 with a B.A. and from the University of Michigan Law School in 1958 with an LLB.

The Company issued a press release announcing the appointment of Messrs. DeNicola and Pompadur, which is filed herewith as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release, dated June 18, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2019	CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

	By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer